AMENDMENT NO. 7 TO THE
                   LONGVIEW FIBRE COMPANY SALARIED SAVINGS PLAN AND
                             TRUST WITH 401(k) PROVISIONS

     WHEREAS, Longview Fibre Company (the "Company") approved and adopted the Longview Fibre Company Salaried Savings Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective June 1, 1977 and most recently restated effective November 1, 1990;

     WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that the Plan is hereby amended as follows:

I. Section 11.1 is amended by the addition of the following sentence at the end thereof:

     Notwithstanding anything herein to the contrary, no distributions are available to a Participant from the Mutual Benefit Fund unless and until permitted with respect to such Participant under the terms of the Plan of Rehabilitation of MBL Life Assurance Corporation ("Rehab Plan").

II. The first sentence of Section 11.2 is amended in its entirety to read as follows:

     A Participant may elect to be paid in any of these forms:

    (a)  a single lump sum, or
    (b)  partial payments, limited to four per year, or
    (c) periodic quarterly installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary, or
    (d) in the case of a Participant with amounts held in the Mutual Benefit Fund, such forms (other than an annuity) as are permitted under the Rehab Plan, but administered in accordance with procedures established by the Administrator.

Date:  December 7, 1995                LONGVIEW FIBRE COMPANY
                                       By:\s\ L. J. Holbrook
                                       Title: Sr. V.P.-Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  December 20, 1995               WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       By:\s\ Dolores Upton
                                       Title: Vice President

Date:  December 20, 1995               WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       By:\s\ Gwyn E. Slack
                                       Title: Vice President
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